June 12, 2010

VIA FACSIMILE 516-620-5988 and FIRST CLASS MAIL
Excelsior Wealth Group, LLC
Dean Petkanas
100 Store Hill Road
Old Westbury, N.Y. 11568

Dear Dean,

Kindly accept the following letter engagement agreement which will cover our understanding of having Tire International Environmental Solutions, Inc. (“TRIE”) hire you as our interim Chief Operating Officer and Acting Chief Financial Officer for a period of four (4) months, beginning June 1, 2010.

If the following meets your understanding, kindly sign the agreement, scan and email it to my attention at acare@tomnik.com with hard copy to 1530-9 Avenue S.E. Calgary T2G0T7, Canada.

I look forward to working with you in gearing up TRIE as a dominant player in the North American tire recycling market.

Kindest Regards,

/s/ Antonio Care
Antonio Care
Chairman
Tire International Environmental Solutions, Inc.

INTERIM EXECUTIVE MANAGEMENT AGREEMENT

AGREEMENT made effective as of the 1st day of June, 2010 between Tire International Environmental Solutions, Inc., a publicly traded company, registered as a Nevada Corporation having an office at 1530-9 Avenue S.E., Calgary TSG0T7, Canada (hereinafter referred to as the “CORPORATION”), and Dean Petkanas, an individual residing at 100 Store Hill Road, Old Westbury, N.Y. 11568 (hereinafter referred to as "PETKANAS").

IN CONSIDERATION of the premises and mutual covenants and conditions herein contained, the CORPORATION and PETKANAS hereby agree as follows:

1.  ENGAGEMENT

The CORPORATION agrees to engage PETKANAS, and PETKANAS agrees to serve the CORPORATION as the interim Chief Operating Officer and Acting Chief Financial Officer for the CORPORATION upon the terms and conditions hereafter set forth. The duties of PETKANAS shall be consistent with his position as an executive, and shall be those duties customarily performed by an executive of his experience.

2.  TERM

This Agreement becomes effective on June 1, 2010 and shall expire on
October 1, 2010 (the “Interim Period”) subject to an additional six (6) month renewal upon mutual written consent of the parties or as otherwise provided herein (the “Remaining Period”).  The Remaining Period shall begin on November 1, 2010 and end on May 1, 2010 and shall be subject to an additional twelve (12) month renewal at the then going compensation rate upon mutual written consent of the parties.

3. COMPENSATION AND OTHER BENEFITS

(a) For his services to the CORPORATION during the TERM, the CORPORATION shall pay PETKANAS a fee ("Fee") at the annual base rate of Sixty Thousand  Dollars ($60,000). This annual base rate will be increased to One Hundred and Forty Thousand Dollars ($140,000) upon the CORPORATION securing financing of at least Two and One Half Million Dollars ($2,500,000) (the “TRIE Financing”) during the Interim Period and automatically extend PETKANAS’ employment beyond the Interim Period through the Remaining Period.

(b) Upon the CORPORATION completing any merger that provides a going concern value to the CORPORATION whereby financing of at least Two and One Half Million Dollars ($2,500,000) is placed in the CORPORATION for purposes of internal growth, a merger, or consolidation with another going concern the CORPORATION will pay PETKANAS an additional bonus compensation in the sum of One Hundred ThousandDollars ($100,000.00), provided PETKANAS is instrumental in introducing and securing the TRIE Financing.

 (c) The CORPORATION shall issue to PETKANAS, options to purchase One Hundred and Fifty  Thousand (150,000) shares of Common Stock of the CORPORATION with an exercise price equal to $.03 and expiring five (5) years from date of issue for his engagement during the Interim Period and in the event, the Interim Period is extended through the Remaining Period, the CORPORATION shall issue to PETKANAS, options to purchase Three Hundred and Fifty  Thousand (350,000) shares of Common Stock of the CORPORATION with an exercise price equal to $.03 and expiring five (5) years from date of issue for his engagement during the Interim Period.

(e) PETKANAS acknowledges and understands that (a) none of the Options (or the shares underlying the Options) have been registered under the Securities Act of 1933, as amended, or under the securities laws of any jurisdiction, including the State of New York, (b) the Shares and the Options (and the shares underlying the Options) are subject to restrictions on transfer, and PETKANAS may have to hold such securities for an indefinite period of time, (c) the CORPORATION is in the early stage of development and an investment in the securities of the CORPORATION poses a substantial degree of risk, and (d) there is a limited public market for the securities of the CORPORATION and there can be no assurance that a more fluid market will develop. PETKANAS agrees that he will be responsible for all tax consequences associated with the grant, vesting or exercise of the Options.

(d) The CORPORATION shall grant PETKANAS a bonus in each year that the
Board of Directors of the CORPORATION resolves to grant executive bonuses. Each bonus granted shall be a percentage of PETKANAS' annual base compensation, with the percentage being no less than ten percent (10%) of the then going annual cash compensation received by PETKANAS.  The then going annual cash compensation received by PETKANAS shall not include compensation items covered under Sections 3 B & C herein.

4.  SERVICES

PETKANAS agrees to serve the CORPORATION faithfully and to the best of his ability, and shall devote eighty-five percent (85%) of his business time, attention and energies to the business of the CORPORATION during the regular business hours and at any other time during the week as reasonably requested by the Board of Directors of the CORPORATION.

5. EXPENSES

During the Service Period, PETKANAS, upon presentation of payment  vouchers or  receipts, will  be  reimbursed for the  reasonable and necessary  expenses  incurred  by him in providing services pursuant to this Agreement, including expenses for necessary travel and related costs incurred in commuting to and from Old Westbury, N.Y. to such places as required and directed by the Board of Directors. The CORPORATION shall take all reasonable efforts to provide payment for air travel, lodging and food on behalf of PETKANAS in advance.

6.CONFIDENTIALITY

Unless otherwise required by law or judicial process, PETKANAS shall retain in confidence during the Employment Period and after termination of CORPORATION'S employment with CORPORATION pursuant to this Agreement all confidential information known to PETKANAS concerning CORPORATION and its businesses.  The obligations of PETKANAS pursuant to this Section 7 shall survive the expiration or termination of this Agreement.

7.NONCOMPETITION AND NONSOLICITATION

7.1During the Term of this Agreement, PETKANAS shall not directly or indirectly, whether by way of employment, consulting, advising, ownership, partnership, joint venture, or other method, engage in any Competitive Activity (as defined below).  "Competitive Activity" shall include business activity which is the same as or substantially similar to or is or would be competitive with the business activity in which CORPORATION is engaged. Notwithstanding anything contained in this provision to the contrary, PETKANAS may engage in any and all activities relating to the operation of its route sales and service business.

7.2During the Employment Period and for a period of one year thereafter (the "Nonsolicitation Period"), PETKANAS shall not directly or indirectly solicit to enter into the employ of any other competitive Entity, or hire, any of the employees of Employer.  During the Employment Period, and for a period of one year thereafter, Employee shall not, directly or indirectly, solicit, hire, or take away or attempt to solicit, hire, or take away (i) any customer or client of CORPORATION or (ii) any former customer or client (that is, any customer or client who ceased to do business with CORPORATION during the three (3) years immediately preceding such date) of CORPORATION or encourage any customer or client of CORPORATION to terminate its relationship with CORPORATION without CORPORATION’S prior written consent. The obligations of PETKANAS pursuant to this Section 7 shall survive the expiration or termination of this Agreement.

8.[RESERVED]

9.SURVIVORSHIP

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

10.NOTICES

Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to CORPORATION:Tire International Environmental Solutions, Inc.
1530-9 Avenue S.E.,
Calgary TSG0T7, Canada
c/o:Antonio Care
Chairman

If to PETKANAS:Dean Petkanas
c/o: Excelsior Wealth Group, LLC
100 Store Hill Road
Old Westbury, N.Y.  11568

11.TAXES

The CORPORATION is not authorized to withhold (from any compensation or benefits payable hereunder to PETKANAS) such amounts for income tax, social security, unemployment compensation, and other taxes.  PETKANAS shall be responsible for the payment of such amounts as may be due for income tax, social security, unemployment compensation, and other taxes.

12.GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.  Any dispute shall be subject to the exclusive jurisdiction of the federal and state courts of the state of New York, New York County.

13.HEADINGS

All descriptive headings in this Agreement are inserted for convenience only, and shall be disregarded in construing or applying any provision of this Agreement.

14.COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument.

15.SEVERABILITY

If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

16.	ENTIRE AGREEMENT AND REPRESENTATION

This Agreement contains the entire agreement and understanding between the CORPORATION and PETKANAS with respect to the subject matter hereof. No representations or warranties of any kind or nature relating to the CORPORATION or its several businesses, or relating to the CORPORATION'S assets, liabilities, operations, future plans, or prospects have been made by or on behalf of the CORPORATION to PETKANAS.  This Agreement supersedes any prior agreement (oral or written) between the parties relating to the subject matter hereof.

17.VALIDITY

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.  If any provision of this Agreement is held to be invalid, void, or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement.  If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full force and effect, without regard to the invalidity or unenforceability is such other jurisdiction.  Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS, INC.

/s/ Antonio Care
By:Antonio Care
           Chief Executive Officer

PETKANAS

/s/ Dean Petkanas
By:Dean Petkanas